UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Groupon, Inc.
(Name of Registrant as Specified In Its Charter)

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On June 13, 2022, Groupon, Inc. (the “Company”) filed a Current Report on Form 8-K (the “8-K”) with the Securities and Exchange Commission (the “SEC”) disclosing entering into a cooperation agreement with Pale Fire Capital SE, Dusan Senkypl and Jan Barta, and other related matters. The Company is filing this Form DEFA14A on Schedule 14A solely to update the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the SEC on April 27, 2022 with the information contained in the 8-K. The following information supplements, and should be read in conjunction with, the Proxy Statement:
Item 1.01 Entry into a Material Definitive Agreement

On June 13, 2022, Groupon, Inc. (the "Company") entered into a cooperation agreement (the “Cooperation Agreement”) with Pale Fire Capital SE (“PFC”), Dusan Senkypl and Jan Barta (collectively, “Pale Fire”).

The Cooperation Agreement provides, among other things, that the Company will, immediately following the Company’s 2022 annual meeting of stockholders scheduled to be held on June 15, 2022 (the “2022 Annual Meeting”), (i) increase the size of the Company’s Board of Directors (the “Board”) to nine (9) directors and (ii) (A) appoint to the Board Dusan Senkypl to serve as a new director (the “First New Director”) and (B) appoint Jan Barta to initially serve as a Board observer (the “Observer”) and then as a new director by November 30, 2022 (the “Second New Director” and together with the First New Director, the “New Directors”). Pale Fire has agreed, among other things, to vote its shares in favor of each of the Board’s proposals at the 2022 Annual Meeting and, subject to certain exceptions, in accordance with the Board’s recommendation with respect to any other matters submitted to a vote of the Company’s stockholders prior to the Termination Date (as defined below).

Under the terms of the Cooperation Agreement, following his appointment to the Board, Mr. Senkypl will serve as a member of the Executive Committee of the Board (the “Executive Committee”). Mr. Barta will serve as an observer of the Executive Committee following his appointment as the Observer.

The Cooperation Agreement further provides, among other things, that:

•as long as Pale Fire beneficially owns at least the lesser of (i) 15% of the then-outstanding shares of the Company’s common stock (the “Common Stock”) and (ii) 4,494,004 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, recapitalizations and similar adjustments), in the event any New Director is no longer able to serve as a director of the Company for any reason, Pale Fire will be permitted to propose a replacement director, subject to the approval of the Board (which approval shall not be unreasonably withheld);
•the Observer will be entitled to attend certain portions of regularly scheduled and special meetings of the Board and the Executive Committee during the period beginning on the date of the appointment of the Observer and ending upon the appointment of the Second New Director (and thereafter the Second New Director will continue to serve as an observer of the Executive Committee);
•Pale Fire will be subject to customary standstill restrictions, including, among others, with respect to not acquiring beneficial ownership of more than 25% of the shares of Common Stock outstanding, engaging in proxy solicitation and related matters, extraordinary transactions and other changes, each of the foregoing subject to certain exceptions;
•until the Termination Date, Pale Fire will vote all shares of Common Stock beneficially owned by it and over which it has direct or indirect voting power in accordance with the Board’s recommendations; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposals (other than the election, removal or replacement of directors), Pale Fire will be permitted to vote in accordance with the ISS or Glass Lewis recommendation; and provided, further, that Pale Fire will be permitted to vote in its sole discretion with respect to any Extraordinary Transaction (as defined in the Cooperation Agreement);
•until the Termination Date, the Board will not increase its size to more than ten (10) directors or seek to classify the Board without the prior written consent of Pale Fire;
•each party will not make any public disparaging statements about the other party or sue the other party, subject to certain exceptions;

•the New Directors and the Observer will be permitted to share the Company’s confidential information with Pale Fire’s employees, advisors and other representatives;
•unless otherwise mutually agreed in writing by each party, the Cooperation Agreement will remain in effect until the date that is the earlier of (A) 30 days prior to the nomination deadline for the Company’s 2023 annual meeting of stockholders, and (B) 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the 2022 Annual Meeting (the effective date of such termination, the “Termination Date”); and
•the Company will reimburse Pale Fire for its reasonable documented out-of-pocket costs, fees and expenses incurred in connection with its engagement with the Company, the negotiation and execution of the Cooperation Agreement and related matters in an amount not to exceed $75,000.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Cooperation Agreement, a copy of which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K (the "8-K"), filed with the U.S. Securities and Exchange Commission on June 13, 2022.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The disclosure set forth in Item 1.01 above is hereby incorporated herein by reference.

Appointment of First New Director to the Board

Pursuant to the Cooperation Agreement, the Company shall increase the size of the Board to nine (9) directors effective immediately following the 2022 Annual Meeting and appoint Dusan Senkypl to the Board.

Dusan Senkypl, age 46, has served as a Partner of PFC, a private equity investment group that invests in ecommerce companies both in Europe and worldwide, since January 2017, where he also served as a director from November 2019 to April 2021, and has served as Chairman of the Board since April 2021. As a Partner in PFC, Mr. Senkypl oversaw PFC’s investments in Aukro s.r.o., the largest Czech online marketplace, where he has served as a director since 2019, Favi online s.r.o., a premiere furniture marketplace, and Rouvy, SE, a global indoor cycling app competing with Zwift Inc., where he has served as Chairman of the Board since 2021. Prior to joining PFC, Mr. Senkypl served as founder and CEO of NetBrokers Holding (“NBH”), which became the largest insurance and finance marketplace in the Czech Republic and Slovakia, from 2014 to December 2018, when it was sold to German media company, Bauer Media Group. Prior to NBH, Mr. Senkypl co-founded and operated multiple ecommerce projects, including ePojisteni.cz, an insurance technology company, where he served as CEO and a director, from 2009 until February 2019. Mr. Senkypl earned his Master’s Degrees in Math and Information Science from Masaryk's University, Brno, Czech Republic.

Mr. Senkypl will receive compensation consistent with the Company’s compensation program for non-employee directors, as described in the Company’s proxy statement, filed with the U.S. Securities and Exchange Commission on April 27, 2022.

Other than as described in Item 1.01 above and the Cooperation Agreement, there are no arrangements or understandings between Mr. Senkypl or any other persons pursuant to which Mr. Senkypl was named a director of the Company. Neither Mr. Senkypl or his immediate family members have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing the appointment of Mr. Senkypl to the Board is furnished as Exhibit 99.1 to the 8-K.

The information in the 8-K under Item 7.01 and Exhibit 99.1 attached thereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific referencing in such filing.